Registration No. 333-

As filed with the United States Securities and Exchange Commission on March 8, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ARGO BLOCKCHAIN PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Eastcastle House 27-28 Eastcastle Street London, United Kingdom, W1W 8DH	W1W 8DH (Zip Code)
(Address of Principal Executive Offices)

2021 U.S. EQUITY INCENTIVE PLAN

2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, DE 19711

(Name and address of agent for service)

(302) 738-6680
(Telephone number, including area code, of agent for service)

Copies to:

Nigel D.J. Wilson

Martin A. Wellington

Sidley Austin LLP

1001 Page Mill Road, Building 1

Palo Alto, California 94304

(650) 565-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Argo Blockchain plc (the “Registrant”) regarding the Argo Blockchain plc 2021 U.S. Equity Incentive Plan (“2021 Plan”) and the Argo Blockchain plc 2022 Equity Incentive Plan (“2022 Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to 2021 Plan and 2022 Plan participants as specified by Rule 428(b)(1) of the Securities Act.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the U.S. Securities and Exchange Commission (the “Commission”) will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)     The Registrant’s annual report on Form 20-F for the year ended December 31, 2021 (the “2021 Form 20-F”), filed with the SEC on May 2, 2022 (File No. 001-40816);

(2)     The Registrant's reports on Form 6-K furnished to the SEC on December 28, 2022 and December 29, 2022;

(3)     All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(4)     The descriptions of the Registrant Ordinary Shares and American Depositary Shares (“ADSs”) contained in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-40816) filed with the Commission on September 21, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report for the purpose of updating such description.

All documents or reports filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and to the extent designated therein, certain reports on Form 6-K, furnished by the Registrant, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Members of the Registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the Registrant’s Articles of Association:

Subject to the Companies Act of 2006, current and former directors and officers (other than any person (whether an office or not) engaged by the Registrant’s auditors) will be indemnified out of the assets of the Registrant:

(a)     for all costs, charges, expenses, losses and liabilities which he may sustain or incur in connection with the execution of his duties and powers or otherwise in relation to him; and

(b)     against any liability incurred by him in defending proceedings, whether civil or criminal, in relation to anything done or alleged to have been done or omitted by him as an officer of the Registrant and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of material breach of duty by him) or in other similar circumstances.

In addition, subject to the Companies Act of 2006, the Registrant may purchase and maintain for the benefit of any director, secretary or other officer, insurance against any liability which by virtue of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust which he may be guilty in relation to the Registrant.

Members of the Registrant’s board of directors who have received payment from the Registrant under these indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the Registrant may prescribe or where the Registrant has reserved the right to require repayment.

The underwriting agreement the Registrant entered into in connection with the initial public offering of ADSs, as contemplated by the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-258926), provides that the underwriters will indemnify, under certain conditions, the Registrant’s board of directors and its officers against certain liabilities arising in connection with the initial public offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-258926) filed on September 14, 2021).

4.2	2021 U.S. Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-258926) filed on August 19, 2021).

4.3*	2022 Equity Incentive Plan

4.4*	Form of 2022 Equity Incentive Plan Restricted Share Unit Award Agreement

4.5*	Form of 2022 Equity Incentive Plan Restricted Share Unit Award Agreement (Canada)

4.6*	Form of 2022 Equity Incentive Plan Option Agreement

5.1*	Opinion of Fladgate LLP, counsel of the Registrant.

23.1*	Consent of PKF Littlejohn LLP, an independent registered public accounting firm.

23.2*	Consent of Fladgate LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Calculation of Registration Fee

*	Filed herein.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 8, 2023.

ARGO BLOCKCHAIN PLC

By:	/s/ Seif El-Bakly
Name:	Seif El-Bakly
Title:	Interim Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Seif El-Bakly his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all future amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on March 8, 2023 in the capacities indicated:

Name	Title

/s/ Seif El-Bakly	Interim Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Seif El-Bakly

/s/ Matthew Shaw	Chairman of the Board
Matthew Shaw

/s/ Raghav Chopra	Member of the Board
Raghav Chopra

/s/ Maria Perrella	Member of the Board
Maria Perrella

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Argo Blockchain plc has signed this registration statement on March 8, 2023.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director